NEWS RELEASE	EXHIBIT 99.1

For More Information Contact:
David E. Fountain
National Processing, Inc.
Phone: 502.315.3311
Fax: 502.315.3535
e-mail: dfountain@npc.net
www.npc.net

For Immediate Release

NPC Announces Acquisition of Bridgeview Payment Solutions

Louisville, Ky., June 6, 2003 – National Processing Company, LLC. (NPC®), a leading provider of merchant credit and debit card processing and a wholly owned subsidiary of National Processing, Inc. (NYSE: NAP), has entered into a definitive agreement with Bridgeview Bank and Trust Company and Bridgeview Payment Solutions, Inc. (BPS) for the acquisition of BPS. The parties anticipate consummating the acquisition on June 9, 2003. Total consideration was $32.3 million for all outstanding shares of BPS and will be paid by NPC from existing cash balances. National Processing estimates that the transaction will generate approximately $20 million in annual revenue and will have minimal impact to its earnings for the remainder of 2003.

NPC Chairman and CEO Jon L. Gorney commented, “We are extremely excited about this acquisition. We have been very active in exploring options to accelerate our down-market strategy, which involves increasing our penetration in the small merchant community. The BPS acquisition clearly fits this strategy, adding an impressive merchant portfolio and a strong Independent Sales Organization (ISO) distribution channel for future merchant account generation.”

BPS processes for 28,000 merchants, generating approximately $1.0 billion in credit card sales in 2002. BPS currently signs 1,500 new merchant accounts per month through a network of ISOs and agents.

“Bridgeview is well respected in the merchant acquiring community”, stated Mark D. Pyke, chief operating officer for NPC. “BPS has developed excellent risk-management tools which will allow NPC to underwrite additional merchant business. In addition, this will also provide us the opportunity to expand NPC’s offering to our ISO and bank partners.”

Tom Haleas, chairman of Bridgeview Payment Solutions, commented, “Having partnered with NPC for several years, we are confident that they will continue to take this business to new levels. NPC offers the scale and core expertise to offer world-class products and services to merchants of all sizes. NPC is also known for their strong commitment to their employees and partners – we feel strongly that BPS’s current employees, ISOs and independent agents will have the opportunity to further prosper under NPC leadership.”

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National Processing, Inc.
NPC Announces Acquisition of Bridgeview Payment Solutions

About Bridgeview Bank and Trust Company

Upon the completion of the pending acquisition of Upbancorp, Inc., Bridgeview Bank and Trust Company will have assets in excess of $1 billion, with locations throughout metropolitan Chicago and in Arizona. Bridgeview Bank and Trust is a full service community bank owned by Bridgeview Bancorp, Inc., a privately held company.

About National Processing, Inc.

National Processing, Inc. through its wholly owned operating subsidiary, National Processing Company, LLC (NPC®) is a leading provider of merchant credit card processing. National Processing is 85 percent owned by National City Corporation (NYSE: NCC) (www.NationalCity.com), one of the nation’s largest financial holding companies. NPC supports over 645,000 merchant locations, representing nearly one out of every five MasterCard® and VISA® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology and service. Additional information regarding National Processing can be obtained at www.npc.net.

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